UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 15, 2005

(Date of earliest event reported)

FEDERAL-MOGUL CORPORATION

(Exact Name of Registrant as specified in its Charter)

Michigan

(State or Other Jurisdiction of Incorporation)

1-1511	38-0533580
(Commission File Number)	(IRS Employer Identification Number)

26555 Northwestern Highway, Southfield, Michigan	48034
(Address of Principal Executive Offices)	(Zip Code)

(248) 354-7700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filings is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.	Entry into a Material Definitive Agreement

On September 30, 2006, Federal-Mogul Corporation (the “Company”) filed a Form 8-K reporting a global settlement agreement (“Settlement Agreement”) between the Company, various of its constituencies in the Chapter 11 bankruptcy proceedings and the Administrators of the Company’s UK affiliates (the “Administrators”). As part of its implementation of the Settlement Agreement, the Company, its UK affiliate T&N Limited, another affiliate of the Company and the Administrators entered into a Note Sale Agreement on December 9, 2005, whereby the Company agreed to purchase certain intercompany promissory notes held by T&N Limited issued by subsidiaries of the Company in France and its other affiliate agreed to purchase from T&N Limited certain intercompany notes held by T&N Limited and issued by subsidiaries of the Company in Germany and Italy (collectively, the “Notes”). The purchase price for the Notes is £207,512,817, subject to certain adjustments. The proceeds from the sale of the Notes will be used by the Administrators to provide a distribution to the UK creditors of the Company’s UK affiliates that are in Administration proceedings in the UK upon their emergence from those proceedings. The Bankruptcy Court authorized the Company to acquire the Notes pursuant to its November 10, 2005 order authorizing the Company to enter into the Settlement Agreement.

The Note Sale Agreement is filed as Exhibit 10.1 to this Current Report and is incorporated in this Current Report by reference. The brief summary of the material provisions of the agreement set forth above is qualified in its entirety by reference to the agreement filed as an exhibit to this Current Report.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

10.1	Note Sale Agreement between Federal-Mogul Corporation, Federal-Mogul (Continental European Operations) Limited, T&N Limited, and the Administrators dated December 9, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 15, 2005

FEDERAL-MOGUL CORPORATION

By:	/s/ JOHN J. GASPAROVIC
Name:	John J. Gasparovic
Title:	Senior Vice President and General Counsel